Exhibit 99.2

CDRR Investors, Inc.

Index

Page(s)
Unaudited Consolidated Financial Statements

Consolidated Balance Sheet as of September 30, 2015	F-2

Consolidated Statements of Operations for the Nine Months Ended September 30, 2015 and 2014	F-3

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2015 and 2014	F-4

Notes to Consolidated Financial Statements	F-5

CDRR Investors, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30, 2015	December 31, 2014
	(unaudited)	(audited)

Assets
Current assets:
Cash	$16,409	$9,143
Accounts receivable, trade, less allowance
for doubtful accounts of $8,609, and $7,731	177,116	130,547
Inventories, net	182,577	105,752
Deferred income taxes	1,704	1,986
Prepaid expenses and other current assets	1,026	1,206
Total current assets	378,832	248,634

Property and equipment, net	48,066	38,393

Other assets:
Intangible assets, net	129,011	151,870
Goodwill	336,247	336,247
Other	19,345	23,206
Total other assets	484,603	511,323
Total assets	$911,501	$798,350

Liabilities and Stockholders' equity
Current liabilities:
Accounts payable, trade	$163,363	$68,287
Accrued expenses	47,764	36,866
Current maturities of term loan	3,150	3,150
Current maturities of capital lease obligations	4,578	2,966
Short-term note payable	-	407
Total current liabilities	218,855	111,676

Long-term liabilities:
Line of credit	45,500	35,700
Term loan, less current maturities	300,915	302,963
Senior debt	200,000	200,000
Capital lease obligations, less current maturities	22,714	16,904
Deferred income tax liability	28,789	25,256
Total long-term liabilities	597,918	580,823
Total liabilities	816,773	692,499

Commitments and contingencies (Note 8)

Stockholders' equity:
Common stock, $0.01 par value, 40,000,000 shares authorized
21,946,764 and 21,920,864 issued and outstanding, respectively	223	222
Additional paid in capital	231,853	229,444
Treasury stock, 178,500 and 139,500 shares held, respectively	(1,785)	(1,395)
Accumulated deficit	(136,142)	(122,955)
Controlling stockholders' equity	94,149	105,316
Non-controlling interests	579	535
Total stockholders' equity	94,728	105,851
Total liabilities and stockholders' equity	$911,501	$798,350

See accompanying notes.

CDRR Investors, Inc.

Consolidated Statements of Operations

(unaudited; in thousands)

	Nine months ended September 30,
	2015	2014

Sales, net	$911,549	$828,228
Cost of sales	709,933	638,840
Gross profit	201,616	189,388

Operating expenses:
Distribution Costs	34,374	34,182
General and administrative expenses	112,817	105,589
Depreciation and amortization	32,510	36,586
Total operating expenses	179,701	176,357
Income from operations	21,915	13,031

Other (expense) income:
Interest expense	(33,097)	(32,823)
Interest income	955	756
Other	1,241	47
Total other expense, net	(30,901)	(32,020)

Loss before income taxes	(8,986)	(18,989)
Income tax expense	4,031	3,964
Net loss	(13,017)	(22,953)

Net income attributable to non-controlling interests	170	90
Net loss attributable to controlling stockholders' interest	$(13,187)	$(23,043)

See accompanying notes

CDRR Investors, Inc.

Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Nine months ended September 30,
	2015	2014

Operating activities:
Net (loss) income, including non-controlling interests	$(13,017)	$(22,953)
Adjustments to reconcile net loss to cash
(used in) provided by operating activities:
Depreciation and amortization	36,661	40,762
Provision for doubtful accounts	1,958	2,208
Deferred income taxes	3,815	3,759
Stock-based compensation expense	1,994	2,266
Gain on sale of property and equipment	(901)	(53)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, trade	(48,527)	(55,709)
Inventories	(76,825)	(73,242)
Prepaid expenses and other current assets	180	1,072
Other long-term assets	212	(108)
Accounts payable, trade	95,076	44,397
Accrued expenses	10,898	9,468
Net cash flows provided by operating activities	11,524	(48,133)

Investing activities:
Proceeds from sale of property and equipment	955	201
Purchases of property and equipment	(9,013)	(11,219)
Net cash flows used in investing activities	(8,058)	(11,018)

Financing activities:
Proceeds from line of credit, net	9,800	66,800
Payments of long-term debt	(2,362)	(2,362)
Payments of short-term note	(407)	(1,145)
Principal payments of capital lease obligations	(2,942)	(1,729)
Common stock issued	650	566
Treasury stock purchase	(390)	(1,120)
Purchase of non-controlling interest	(270)	(350)
Distributions to non-controlling interests	(91)	(51)
Debt issuance costs paid	(188)	-
Net cash flows provided by financing activities	3,800	60,609

Net increase (decrease) in cash	7,266	1,458
Cash, beginning of period	9,143	6,125
Cash, end of period	$16,409	$7,583

Supplemental cash flow information:
Noncash investing activities:
Noncash purchases of property and equipment	$10,367	$5,837
Federal income taxes paid	$-	$-
State income taxes paid	$279	$297
Interest paid	$23,958	$23,606

See accompanying notes

CDRR Investors, Inc.
Notes to Consolidated Financial Statements

1. The Company

Description of Business and Organization

CDRR Investors, Inc. (the Company) was acquired by Beacon Roofing Supply, Inc. on October 1, 2015; see Note 3 “Subsequent Events” for more information.

The Company conducts no independent business operations, but acts as the legal entity which indirectly holds all of the ownership equity in Roofing Supply Group, LLC (the Operating Company). The Operating Company was formed on July 3, 2006, to acquire the majority interests of 36 entities that were affiliated through common ownership and collectively referred to as the Roofing Supply Group (RSG). The Operating Company was formerly a wholly owned subsidiary of Roofing Supply Group Holdings, Inc. On May 31, 2012, Roofing Supply Group Holdings, Inc. was acquired by CDRR Holding, Inc. (the Parent of Operating Company), which is a wholly owned subsidiary of the Company. A majority of the non-controlling interests in the RSG affiliated entities were purchased in this transaction.

On April 18, 2012, Roofing Supply Group Holdings, Inc. entered into an Agreement and Plan of Merger with CDRR Holding, Inc. and CDRR MS, Inc., a wholly owned acquisition subsidiary, to sell its shares to CDRR MS, Inc. (CDRR Acquisition). On May 31, 2012, the effective date of the CDRR Acquisition, CDRR MS, Inc. acquired 100% of Roofing Supply Group Holdings, Inc.’s outstanding common stock. As part of the transaction, CDRR MS, Inc. and Roofing Supply Group Holdings, Inc. were merged into the Operating Company, which continues as the surviving operating entity.

Through its various operating subsidiaries, the Company, based in Dallas, Texas, is one of the largest wholesale distributors of roofing supplies and related building materials in the United States. Through its network of more than 80 branches located throughout the United States, the Company primarily provides one-step distribution services from the roofing product manufacturers to roofing contractors, home builders, retailers and other end users. Based on qualitative and quantitative criteria the Company operates in one reportable segment.

2. Basis of Presentation

The accompanying consolidated financial statements were prepared using accounting principles generally accepted in the United States (“GAAP”) for interim financial information and include the accounts of the Company and its wholly owned and majority-owned subsidiaries. The non-controlling interest’s share in the equity of the minority-owned subsidiaries is presented as a separate component of equity in the consolidated balance sheets and consolidated statements of equity, and the net income attributable to the non-controlling interest is presented in the consolidated statements of operations. All intercompany transactions and balances have been eliminated and all material adjustments (consisting solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results for the interim periods have been reflected. Certain footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been appropriately condensed or omitted.

Therefore, these interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2014.

Unless otherwise indicated, references in the report to “we,” “us,” or “our” refer to CDRR Investors, Inc. and its subsidiaries, taken as a whole.

2. Basis of Presentation (continued)

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires us to use our judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the consolidated financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates under different assumptions or conditions

3. Subsequent Events

On July 27, 2015, Roofing Supply Group, LLC announced that it entered into a definitive merger agreement to be acquired by Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon”), the largest publicly-traded distributor of residential and commercial roofing materials and complementary building products in the United States, in a cash and stock transaction valued at approximately $1.1 billion. Under the terms of the agreement, shareholders of the Company will receive approximately $286 million in cash and a specific quantity of Beacon common stock that had a value of $291 million in the days immediately preceding the signing of the transaction on July 27. The transaction closed on October 1, 2015. Additional details related to the transaction, including a copy of the Merger Agreement, can be found on the Company’s 8K Current Report filed with the SEC on July 27, 2015.

Management of the Company evaluated subsequent events through February 16, 2016, which is the date the consolidated financial statements were available to be issued.

4. Financing Arrangements

As a result of the CDRR acquisition, on May 31, 2012, we entered into a seven-year $290 million senior secured credit facility (Senior Credit Facility), a five-year $175 million asset-based revolving line of credit facility (ABL Credit Facility), and issued $200 million senior unsecured notes (Notes). The proceeds from the term loan issued under the Senior Credit Facility (Term Loan) and Notes issued were used to finance the acquisition and extinguish predecessor debt.

On October 17, 2012, the Senior Credit Facility was amended to $315 million and on June 1, 2015 the ABL Credit Facility was amended to $250 million.

The Company incurred financing costs for the issuance and amendments totaling approximately $34.6 million. The amendment of the Senior Credit Facility on October 17, 2012 and the amendment of the ABL Credit Facility on June 1, 2015, were treated as debt modifications. On October 1, 2015, the outstanding indebtedness of the Senior Credit Facility, ABL Credit Facility and Notes were repaid by Beacon.

The Senior Credit Facility expires May 31, 2019, and the $315 million Term Loan issued is guaranteed unconditionally, jointly, and severally by the Parent of the Operating Company, on a senior basis and is collateralized by a lien on substantially all assets of the Operating Company, its parent, and its domestic subsidiaries. The Senior Credit Facility agreement contains an accordion provision that provides for incremental loans up to a maximum of $75 million. The Company is required to make principal payments of approximately $0.8 million a quarter, and is required to prepay the Term Loan subject to the Company’s excess cash flow based upon fiscal year-end results starting December 31, 2013. Voluntary prepayments of borrowings are permitted at any time, subject to a minimum principal amount requirement. At the Company’s election, the Term Loan bears interest at the alternative base rate (the ABR) plus an applicable margin of 2.75%, whereas the ABR is the higher of the i) prime rate, ii) federal funds effective rate plus 0.50%, iii) adjusted LIBOR plus 1.00%, or iv) 2.25% (ABR Loans), or LIBOR, subject to a floor of 1.25%, plus an applicable margin of 3.75% (Eurodollar Loans). The terms of the Senior Credit Facility include operating and financial restrictive covenants, including, among others, limitations on the Company’s ability to incur indebtedness, pay dividends, make investments, create liens, sell assets and subsidiary stock, engage in mergers, consolidations, transfer assets, or change of control, or enter into different lines of business not reasonably related to current line of business, and the Company is required to comply with a total leverage ratio and excess cash flow calculations, as defined by the agreement.

4. Financing Arrangements (continued)

At September 30, 2015 and at December 31, 2014, the Term Loan balance was $304.0 million and $306.1 million, respectively, net of unamortized portion of the original issue debt discount of $1.5 million and $1.8 million, respectively.

The ABL Credit Facility provides a line of credit up to a maximum of $175 million and terminates on May 31, 2017. The ABL Credit Facility provides for revolving loans (Revolving Loans), swingline loans (Swingline Loans), and letters of credit (Letters of Credit). The ABL Credit Facility agreement contains an accordion provision that provides for a $75 million increase in the facility, which was exercised on June 1, 2015. The amount of availability is determined based upon advance rates applied to eligible accounts receivable and eligible inventory less outstanding borrowings under the ABL Credit Facility. As of September 30, 2015, based on the August 31, 2015 calculation submitted to the lending institution, the Company’s borrowing base available under the ABL Credit Facility was $249.9 million, reduced by outstanding loans of $45.5 million and $5.7 million in Letters of Credit, for net availability of $198.7 million. As of December 31, 2014, based on the November 30, 2014, calculation submitted to the lending institution, the Company’s borrowing base available under the ABL Credit Facility was $175.0 million, reduced by outstanding loans of $35.7 million and $5.7 million in Letters of Credit, for net availability of $133.6 million. Extensions of credit under the ABL Credit Facility are guaranteed unconditionally, jointly, and severally by the Parent of the Operating Company, on a senior basis and are collateralized by a lien on substantially all assets of the Operating Company, its parent, and its domestic subsidiaries. Accounts receivable, cash, and inventory are deemed priority collateral with regard to the Company’s Term Loan. At the Company’s election, loans bear interest at the alternative base rate or LIBOR, plus an applicable margin. The alternative base rate is the higher of the i) prime rate, ii) federal funds effective rate plus 0.500%, or iii) adjusted LIBOR plus 1.000%. The applicable margin is determined by average excess availability and ranges from 0.750% to 1.250% for alternative base rate, and from 1.750% to 2.250% when LIBOR is elected. The Revolving Loans are subject to a commitment fee ranging from 0.250% to 0.375%. The rate is determined based upon average daily usage of the credit line and is applied to unused credit line amounts. Letters of Credit are subject to a 2.000% fee based upon the daily amount outstanding. The terms of the ABL Credit Facility include operating and financial restrictive covenants, including, among others, limitations on the Company’s ability to incur indebtedness, pay dividends, make investments, create liens, sell assets, and subsidiary stock, engage in mergers, consolidations, transfer assets, or change of control, or enter into different lines of business not reasonably related to current line of business, and the Company is required to comply with a consolidated fixed charge coverage ratio and borrowing base calculations, as defined by the agreement. As of September 30, 2015 and December 31, 2014 outstanding loans under the ABL Credit Facility totaled $45.5 million and $35.7 million, respectively.

The Company issued senior notes totaling $200 million in connection with the CDRR acquisition. The notes bear interest at 10.0% and mature June 1, 2020. Interest on the notes is payable semi-annually on June 1 and December 1 of each year, beginning December 1, 2012. The notes are unsecured and guaranteed by each of our domestic subsidiaries. The agreement provides for certain covenants including, among others, certain restrictions on additional indebtedness and dividends, all as defined by the agreement. The Company can redeem all or part of the notes at the following redemption prices plus accrued interest: 2015, 107.5%; 2016, 105.0%; 2017, 102.5%; and 2018 and thereafter, 100.0%.

At September 30, 2015 and December 31, 2014, the Company was in compliance with the covenants and terms of the financing agreements in effect.

The Company had standby letters of credit outstanding at September 30, 2015 and December 31, 2014 totaling $5.7 million and $5.7 million, respectively, substantially all of which are a part of its general insurance program for the benefit of our insurance underwriters. These letters of credit had expiration dates in 2015, with one-year auto renewal clauses, and all have been renewed for an additional year.

4. Financing Arrangements (continued)

Scheduled maturities, excluding capital lease obligations under the agreements, are as follows:

For the year ended December 31(in thousands):
2015	$788
2016	3,150
2017	3,150
2018	3,150
2019	295,312
Thereafter	200,000
505,550
Less unamortized original issue discount	(1,485)
$504,065

The $34.6 million in financing costs related to the Senior Credit Facility, ABL Credit Facility, and Notes are deferred and recorded as interest expense over the terms of the related debt agreements ranging up to eight years. Total deferred financing costs, net of accumulated amortization, included in other assets in the accompanying consolidated balance sheets were $17.6 million and $21.3 million as of September 30, 2015 and December 31, 2014, respectively.

5. Fair Value of Financial Instruments

Interest expense related to these deferred financing costs was $4.2 million for the nine months ended September 30, 2015 and $5.6 million for the year ended December 31, 2014.

FASB ASC 825-10-50 "Financial Instruments - Fair Value of Financial Instruments" (ASC 825-10-50), requires the Company to disclose the estimated fair values of its financial instruments. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2014 and 2013. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The Company's financial instruments consist mainly of cash, accounts receivable, accounts payable, and borrowings under the Company's revolving line of credit and long-term debt. The carrying value for cash, accounts receivable, accounts payable, and revolving line of credit borrowings approximates their fair value, principally due to the short-term maturities of these instruments.

5. Fair Value of Financial Instruments (continue)

The fair value of our Notes and Term Loan was determined based on quoted market prices (Level 2 in U.S. GAAP fair value hierarchy). The following table presents the carrying value and fair value of our Notes, Term Loan and the outstanding loans under the ABL Credit Facility:

	September 30, 2015		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Notes	$200,000	$215,180	$200,000	$198,500
Term Loan	$304,065	$306,498	$306,113	$302,139
ABL Outstanding Loans	$45,500	$45,500	$35,700	$35,700

6. Stock Option Plan

CDRR Investors, Inc. Stock Incentive Plan (the CDRR Plan) provides for the granting of options to purchase up to 3,149,664 shares of CDRR Investors, Inc. common stock in the form of stock options or stock awards to key employees and members of the Board of Directors. With respect to the options granted to employees, the options have a ten-year term with vesting at the rate of 20% per year. With respect to options granted to Directors, the options have a ten-year term and are fully vested on the date of grant. On October 1, 2015, coincident with Beacon’s acquisition of the Company, all stock options were settled in cash, Beacon common stock or substitute Beacon options in accordance with the terms of the CDRR Plan.

At September 30, 2015, and December 31, 2014, the fair value of shares vested was $5.6 million and $4.5 million, respectively. The weighted-average grant date fair value of stock options granted during the nine months ended September 30, 2015 was $8.09 and $8.10 for the year ended December 31, 2014, based on the Black-Scholes option valuation model.

6. Stock Options (continued)

Activity relating to stock option issuance under the stock option plan is as follows:

	Shares	Weighted average exercise price	Weighted average remaining contractual life

Balance, December 31, 2013	2,003,750	$10	9.2
Options granted	338,500	10	–
Options exercised	–	–	–
Options forfeited/expired	393,400	10	–
Balance, December 31, 2014	1,948,850	10	8.5
Options granted	165,500	10	–
Options exercised	–	–	–
Options forfeited/expired	208,600	10	–
Balance, September 30, 2015	1,905,750	$10	8.0

Exercisable at September 30, 2015	703,150	$10	7.5

Compensation cost arising from stock options granted to employees and non-employee directors is recognized as expense using the straight-line method over the vesting period. As of September 30, 2015 and December 31, 2014, there was $8.1 million and $9.6 million, respectively, of total unrecognized compensation cost related to stock options. That cost is expected to be recognized on a straight-line basis over the remaining service period. The Company recorded stock-based compensation expense of approximately $2.0 million in the nine months ended September 30, 2015 and $2.3 million in the same period of 2014.

6. Stock Options (continued)

The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models, including Black-Scholes, require the input of highly subjective assumptions, including the expected stock price volatility. The fair value of each option granted during 2015 and 2014, was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

	2015	2014

Dividend yield	0%	0%
Expected lives of options (years)	6.50	6.50
Risk-free interest rate	1.73 – 2.20%	1.96 – 2.20%
Expected volatility	100.00%	100.00%

Expected lives of the options granted and expected volatilities are based on the expected lives and historical volatilities of guideline companies’ common stock.

7. Income Taxes

The Company recorded tax expense of $4.0 million in each of the nine-month periods ended September 30, 2015 and 2014 on pre-tax losses of $9.0 million and $19.0 million for the nine months ended September 30, 2015 and September 30, 2014, respectively. In accordance with ASC 740-270, “Interim Reporting”, the Company estimates an annual effective tax rate (“AETR”) based on projected results for the year and applies this rate to pre-tax income or loss to calculate income tax expense or benefit. The Company estimates operating losses, but incurs tax expense related to valuation allowances against its net deferred tax assets. For income tax purposes, the Company amortizes certain intangible assets with an indefinite life for book purposes. The incremental amortization deductions for income tax purposes result in an increase in certain deferred tax liabilities that cannot be used as a source of future taxable income for purposes of measuring the Company's valuation allowance against the net deferred tax assets. Therefore, we expect to record non-cash deferred tax expense as we amortize these assets for tax purposes. This circumstance, the impact of pre-tax book income or loss on AETR, and fluctuations in losses throughout the year may result in significant variations in the customary relationship between income tax expense and pre-tax book income in interim periods.

8. Commitments and Contingencies and Related-Party Transactions

Leases

The Company conducts its operations in leased facilities, which are accounted for as operating leases. Generally, the leases provide that the Company pay a base rent plus all insurance, maintenance, and all other costs and expenses associated with the use of the buildings.

Total rent payments related to leased facilities was approximately $11.4 million and $10.2 million for the nine months ended September 30, 2015 and 2014, respectively. Rent attributable to leases with related parties totaled approximately $3.8 million and $3.7 million in the nine months ended September 30, 2015 and 2014, respectively.

The Company also leases certain equipment, including delivery trucks, under operating leases with third parties. Total expense for those leases was approximately $0.6 million and $0.7 million for the nine months ended September 30, 2015 and 2014, respectively.

8. Commitments and Contingencies and Related-Party Transactions (continued)

At September 30, 2015, the minimum rental commitments under all non-cancelable operating leases with initial or remaining terms of more than one year are as follows:

	Equipment leases	Related-party facility leases	Third-party facility leases	Total operating Lease commitments
	(In thousands)
For the year ending December 31:
2015	$–	$5,004	$10,065	$15,069
2016	–	4,715	9,417	14,132
2017	–	3,137	7,726	10,863
2018	–	425	5,567	5,992
2019	–	289	2,737	3,026
Thereafter	–	588	2,282	2,870
	$–	$14,158	$37,794	$51,952

The Company utilizes capital lease agreements for the purchase of vehicles and equipment. The terms of these agreements range from five to eight years.

At September 30, 2015, scheduled maturities under the capital lease agreements are as follows:

	Total	Principle	Interest
	(in thousands)

2015 (remaining at September 30, 2015)	$1,556	$1,213	$343
2016	6,123	4,902	1,221
2017	6,257	5,288	969
2018	6,059	5,349	710
2019	6,293	5,855	438
Thereafter	4,898	4,685	213
	$31,186	$27,292	$3,894

8. Commitments and Contingencies and Related-Party Transactions (continued)

Management Fees

The Company entered into a consulting agreement with Clayton, Dubilier and Rice, a related party that provides for annual payments totaling $2 million. The Company recorded fees to Clayton, Dubilier and Rice totaling $1.6 million in each of the nine months ended September 30, 2015 and 2014. This agreement terminated on October 1, 2015 as a result of Beacon’s acquisition of the Company.

Litigation

The Company is involved in various legal matters arising in the normal course of business. In the opinion of management and legal counsel, the amount of losses that may be sustained, if any, would not have a material effect on the consolidated financial position and results of operations of the Company.